Exhibit 3.2

CARLYLE GMS FINANCE, INC.

ARTICLES OF AMENDMENT

March 15, 2017

THIS IS TO CERTIFY THAT:

FIRST: The charter of Carlyle GMS Finance, Inc., a Maryland corporation (the “Corporation”), is hereby amended by striking out Article I in its entirety and inserting in lieu thereof the following:

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is TCG BDC, Inc.

SECOND: The amendment of the charter of the Corporation as herein above set forth has been duly advised by the Board of Directors and was limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law without action by the stockholders.

THIRD: These Articles of Amendment shall become effective upon filing with the Department of Assessment and Taxation of Maryland.

FOURTH: The undersigned Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary as of the date first written above.

ATTEST:		CARLYLE GMS FINANCE, INC.

By:	/s/ Matthew Cottrell	By:	/s/ Michael A. Hart
	Matthew Cottrell		Michael A. Hart
	Secretary		Chief Executive Officer